Exhibit 99.1

To:	Directors and Executive Officers of United Rentals, Inc. (the “Company”)
Date:	March 16, 2005
RE:	Sarbanes-Oxley Blackout Notice

Please be advised of the following:

1. The Company currently has two employee benefit plans that allow plan participants to invest in the Company’s common stock. These plans are the United Rentals, Inc. 401(k) Investment Plan and the United Rentals, Inc. Acquisition Plan (together, the “Plans”). Under applicable securities laws, the shares that are issued by the Company pursuant to the Plans must be covered by an effective S-8 registration statement that the Company is eligible to use under applicable SEC rules.

2. The Company on March 14, 2005 issued a press release which, among other things, gave notice that the Company will delay filing its 2004 Annual Report on Form 10-K and will restate pre-2004 results to reduce income tax expense. Until such 10-K is filed and the tax restatement process is otherwise completed, the Company will no longer be eligible to use its existing S-8 registration statements.

3 In view of the foregoing, the administrator of each of the Plans has suspended the ability of Plan participants, both management and non-management, to invest in Company common stock pursuant to the plans. However, participants will still able to transfer amounts out of the Company common stock fund into the other investment funds offered under the Plans. The period during which transactions are restricted as aforesaid is referred to as the “blackout period.” The blackout period commenced on March 15, 2005 and is expected to continue until the Company files its fiscal 2004 Annual Report on Form 10-K and otherwise completes the tax restatement process. The Company will notify you and Plan participants when the blackout period is over.

4. Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC rules thereunder prohibit a company’s directors and executive officers from engaging in transactions in the company’s equity securities during a “pension plan blackout period.” The blackout period relating to the Company’s Plans described above triggers the foregoing prohibition. Accordingly, during the continuation of the blackout period for the Company’s Plans, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any Company equity security (or any derivatives of a Company equity security), which you acquired in connection with your service and/or employment with the Company in such capacities, subject to certain limited exceptions. (The foregoing restrictions are in addition to the blackout that has applied to you from prior to March 15, 2005 pursuant to the Company Insider Trading Policy and which, like the pension fund blackout period, continues in effect pending further notice from the Company.) The Company did not provide you with 15 calendar days advance notice of the foregoing restrictions, as required by SEC rules, in reliance on the exemption in such rules for circumstances that are beyond the reasonable control of the issuer. In particular, the determination as to the tax restatement that led to the Company’s inability to issue additional securities under its form S-8 registration statements relating to the Plans was made less than 15 days ago as described in the Company’s Current Report on form 8-K filed with the SEC on march 14, 2005.

5. If you have any questions concerning this notice, you should contact me at (203) 618-7191.

Joseph Ehrenreich, Vice President and General Counsel